UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014

Meru Networks, Inc.

(Exact name of registrant as specified in its charter)

001-34659

(Commission File Number)

Delaware	26-0049840
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

894 Ross Drive, Sunnyvale, California 94089

(Address of principal executive offices, with zip code)

(408) 215-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Agreement (as defined below), as qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 99.1, is incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 13, 2014, the Board of Directors (the “Board”) of Meru Networks, Inc. (the “Company”) increased the size of the Board from seven to nine directors and the Company entered into a Nomination and Standstill Agreement (the “Agreement”) with Potomac Capital Partners III, L.P., Potomac Capital Management III, L.L.C., Potomac Capital Partners L.P., Potomac Capital Management L.L.C., Paul J. Solit, Eric Singer (collectively, the “Potomac Group”) and Stephen Domenik. Messrs Singer and Domenik executed the agreement as Potomac Designees (as defined below). The Potomac Group represented in the Agreement that, as of December 31, 2013, they collectively owned approximately 1.2 million shares (approximately 5.2% of the outstanding common stock of the Company).

Pursuant to the Agreement, the Board of Directors of the Company (the “Board”) appointed Eric Singer and Stephen Domenik (the “Potomac Designees”) as members of the Board. Initially, the Potomac Designees will not be named to any of the committees of the Board. Further, the Company agreed that following the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”), the number of authorized members of the Board will be reduced to seven.

Under the Agreement, the Company agreed to nominate the Potomac Designees for election to the Board at 2014 Annual Meeting. In the event a Potomac Designee resigns or is otherwise unable to serve on the Board for any reason (other than breach of the Agreement by the Potomac Group or the Potomac Designees), the Potomac Group has the right to recommend a substitute who meets the conditions set forth in the Agreement and the Company’s historical standards and criteria, so long as the Potomac Group then owns at least 5% of the outstanding common stock of the Company as of the date of the Agreement. The Board, acting in good faith, has the right to approve the replacement designee, which approval may not be unreasonably withheld.

The Potomac Designees have agreed, while serving as members of the Board (1) to meet all director independence and other standards of the Company, The NASDAQ Stock Market and the Securities and Exchange Commission, (2) to remain qualified to serve as directors under the Delaware General Corporation Law, (3) to comply with all of the policies, procedures, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, Insider Trading and Communications Policy, Anti-Corruption Policy, Board Confidentiality Policy, Board Strategic Communications Policy and Corporate Governance Guidelines, (4) to keep the Company’s lead director and chair of the Nominating and Corporate Governance Committee of the Board informed regarding any special arrangements (compensatory or otherwise) between a Potomac Designee and members of the Potomac Group or any other significant stockholders of the Company, and (5) to act in a manner consistent with his fiduciary duties. The Company and the Potomac Group have also entered into a Non-Disclosure Agreement covering certain confidential information of the Company, to the extent such information is shared with the Potomac Group.

Generally, the Company’s obligations under the Agreement will cease, and the Potomac Designees (or their replacements) must offer to resign from the Board if (1) the Potomac Group ceases to hold at least 5% of the Company’s outstanding common stock as of the date of the Agreement, (2) a member of the Potomac Group or a Potomac Designee ceases to comply with or breaches any of the terms of the Agreement or fails to satisfy the conditions set forth above, or (3) in the case of Mr. Singer (or any subsequent Potomac Designee that at the time of appointment or election to the Board is an employee of the Potomac Group), his employment with the Potomac Group is terminated for any reason.

The Agreement terminates on the date that is ten business days prior to the deadline for a stockholder to submit nominations at the Company’s 2015 annual meeting of stockholders. However, the Board may nominate the Potomac Designees for election to the Board at successive annual meetings of the Company’s stockholders. If the Potomac Designees are nominated for election at a successive annual meeting, the Agreement will remain in effect until such successive annual meeting. If the Potomac Designees are elected to the Board at such meeting, the Agreement will remain in effect until the date that is ten business days prior to the deadline for a stockholder to submit nominations at the Company’s next successive annual meeting of stockholders. The Potomac Group has the right to terminate the Agreement at any time during the thirty days prior to the deadline for a stockholder to submit nominations at the Company’s applicable annual meeting of stockholders.

During the term of the Agreement, the Potomac Group agrees, subject to certain exceptions (including that the Potomac Designees or their replacements may act solely in their capacity as directors consistent with their fiduciary duties as directors), that it shall not:

•	make, participate in or encourage any solicitation of proxies or consents;

•	deposit any securities of the Company in any voting trust or similar arrangement;

•	own in excess of 10% of the Company’s stock;

•	sell or transfer shares of the Company’s stock to any third party such that the third party would own more than 5% of the Company’s stock;

•	effect, propose, participate in or facilitate any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries;

•	engage in hedging transactions with respect to the Company’s stock;

•	call or seek to call any meeting of stockholders, including by written consent;

•	seek representation on the Board, except as set forth in the Agreement;

•	act to control or to influence or act to seek control or influence the management, Board or policies of the Company (except that the Potomac Designees may act solely in their capacities as directors consistent with his fiduciary duties as a director);

•	make a request for any stockholder list or other Company books and records;

•	take any action in support of or make any proposal or request that constitutes:

•	advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to remove a director, change the number or term of directors, or to fill any vacancies on the Board;

•	any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company;

•	any other material change in the Company’s management, business or corporate structure;

•	seeking to have the Company waive or make amendments or modifications to its Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

•	disparage the Company, its affiliates, any of its current or former officers or directors, or its business operations, products or services; or

•	encourage a third party to do any of the foregoing.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company and the Potomac Designees anticipate entering into the Company’s standard Indemnification Agreement for directors. This agreement requires the Company, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.01 to the Company’s Form 8-K filed on July 25, 2013 and is incorporated by reference herein.

Each Potomac Designee is expected to receive standard annual Board compensation for non-employee directors, which is currently comprised of restricted stock units (“RSUs”) with intrinsic value equal to the amounts in the table below (not including a 10% increase in connection with receiving RSUs in lieu of cash):

Compensation Element	2013 Compensation Amount
Annual Cash Retainer	$38,000
Equity Grant Value	$85,000
*Chairman of the Board	$5,000
*Lead Director	$10,000
*Chairman of the Audit Committee	$16,000
*Chairman of the Compensation Committee	$12,000
*Chairman of the Nominating and Corporate Governance Committee	$8,000
*Committee Member Service (All Committees)	$3,000
Board Meeting Attendance	$0
Committee Meeting Attendance	$0

*	To be paid only to directors serving in this role.

A copy of our press release announcing the appointment of the Potomac Designees to the Company’s Board and entry into the Agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title or Description

99.1	Nomination and Standstill Agreement between the Company and the Potomac Group, dated January 13, 2014.

99.2	Press release dated January 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERU NETWORKS, INC.

Date: January 14, 2014	By:	/s/ Brian R. McDonald
Brian R. McDonald
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

99.1	Nomination and Standstill Agreement between the Company and the Potomac Group, dated January 13, 2014.

99.2	Press release dated January 14, 2014.